                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       Pan Pacific Retail Properties, Inc.
                       -----------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)

                                    69806L104
                                    ---------
                                 (CUSIP NUMBER)


                                December 31, 2000
             ------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/ /      RULE 13d-1(b)

/X/      RULE 13d-1(c)

/ /      RULE 13d-1(d)

--------------------------------------------------------------------------------
CUSIP NO. 69806L104       AMENDMENT NO. 1 TO SCHEDULE 13G      PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON:

    Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
    58-6192550
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                                                                        (b)
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    The Netherlands
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

       NUMBER            0
      OF SHARES     ------------------------------------------------------------
     BENEFICIALLY   6    SHARED VOTING POWER
      OWNED BY
        EACH             1,142,500
      REPORTING     ------------------------------------------------------------
     PERSON WITH    7    SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         1,142,500
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,142,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 69806L104       AMENDMENT NO. 1 TO SCHEDULE 13G      PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------

ITEM 1.

         (a)  Name of Issuer

              Pan Pacific Retail Properties, Inc.

         (b)  Address of Issuer's Principal Executive Offices

              1631-B S. Melrose Drive
              Vista, CA  92083

ITEM 2.

         (a)  Name of Person Filing

              Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

         (b)  Address of Principal Business Office or, if none, Residence

              P.O. Box 4001
              3700 KA Zeist
              The Netherlands

         (c)  Citizenship

              The Netherlands

         (d)  Title of Class of Securities

              Common Stock, $.01 par value per share

         (e)  CUSIP Number

              69806L104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  / /  Broker or Dealer registered under Section 15 of the Act

         (b)  / /  Bank as defined in Section 3(a)(6) of the Act

         (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act

         (d) / / Investment Company registered under Section 8 of the Investment Company Act

         (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

--------------------------------------------------------------------------------
CUSIP NO. 69806L104       AMENDMENT NO. 1 TO SCHEDULE 13G      PAGE 4 OF 6 PAGES
--------------------------------------------------------------------------------

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)  / /  Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

         (a)  Amount Beneficially Owned

              1,142,500

         (b)  Percent of Class

              3.6%

         (c)  Number of shares as to which such person has:

              (i)       sole power to vote or to direct the vote

                        0

              (ii)      shared power to vote or to direct the vote

                        1,142,500

              (iii)     sole power to dispose or to direct the disposition of

                        0

              (iv)      shared power to dispose or to direct the disposition of

                        1,142,500

--------------------------------------------------------------------------------
CUSIP NO. 69806L104       AMENDMENT NO. 1 TO SCHEDULE 13G      PAGE 5 OF 6 PAGES
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

--------------------------------------------------------------------------------
CUSIP NO. 69806L104       AMENDMENT NO. 1 TO SCHEDULE 13G      PAGE 6 OF 6 PAGES
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated: February 6, 2001

                                  Stichting Pensioenfonds voor de Gezondheid,
                                  Geestelijke en Maatschappelijke Belangen

                                  By:  /s/ J.H.W.R. van der Vlist
                                       --------------------------------------
                                       Name:  J.H.W.R. van der Vlist
                                       Title: Director of Real Estate